As filed with the Securities and Exchange Commission on September 2, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tech Data Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-1578329
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5350 Tech Data Drive

Clearwater, Florida 33760

(Address of Registrant’s Principal Executive Offices)

2009 Equity Incentive Plan of Tech Data Corporation

(Full Title of the Plan)

Jeffery P. Howells

Executive Vice President and Chief Financial Officer

5350 Tech Data Drive

Clearwater, Florida 33760

727-539-7429

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated Filer  ☐     Non-accelerated Filer  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.0015 par value per share	4,000,000 shares	$38.78	$155,120,000	$8,656

(1)	Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2009 Equity Incentive Plan of Tech Data Corporation (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Tech Data Corporation (each a “Share”).
(2)	Estimated solely for purposes of calculation of the registration fee with respect to the Shares being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low prices of the Shares as reported on the Nasdaq National Market System on August 27, 2009, namely $38.78 per Share.

Part I

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the selected participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission by Tech Data Corporation (the “Company” or the “Registrant”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, as filed with the Commission on March 26, 2009 (the “Annual Report”);

(ii)	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(iii)	the description of the Company’s Common Stock that was incorporated by reference in the Company’s Registration Statement on Form 8-A as filed with the Commission under the Securities Exchange Act of 1934, as amended (File No. 0-14625).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

David R. Vetter, Senior Vice President, General Counsel and Secretary of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, is also eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Company’s By-Laws include the following provisions:

ARTICLE VI.

Indemnification of Directors and Officers

Section A. GENERAL. To the fullest extent permitted by law, the Corporation shall indemnify any person who is or was a party to any threatened, pending or completed action, suit or other type of proceeding (other than an action by or in the right of the Corporation), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section B. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by law, the Corporation shall indemnify any person who is or was a party to any threatened, pending or completed action, suit or other type of proceeding (as further described in Section A of this Article VI) by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including counsel fees) and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expenses of litigating the action, suit or other proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section B in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such action, suit or other proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses that such court shall deem proper.

Section C. OBLIGATION TO INDEMNIFY. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or other proceeding referred to in Section A or Section B of this Article VI, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith.

Section D. DETERMINATION THAT INDEMNIFICATION IS PROPER. Indemnification pursuant to Section A or Section B of this Article VI, unless made pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section A or Section B of this Article VI. Such determination shall be made either (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or other proceeding to which the indemnification relates; (2) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (the designation being one in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to such action, suit or other proceeding; (3) by independent legal counsel (i) selected by the Board of Directors in accordance with the requirements of subsection (1) or by a committee designated under subsection (2) or (ii) if a quorum of the directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full Board of Directors (the vote being one in which directors who are parties may participate); or (4) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or other proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such action, suit or other proceeding.

Section E. EVALUATION AND AUTHORIZATION. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as is prescribed in Section D of this Article VI for the determination that indemnification is permissible; provided, however, that if the determination as to whether indemnification is permissible is made by independent legal counsel, the persons who selected such independent legal counsel shall be responsible for evaluating the reasonableness of expenses and may authorize indemnification.

Section F. PREPAYMENT OF EXPENSES. Expenses (including counsel fees) incurred by a director or officer in defending a civil or criminal action, suit or other proceeding referred to in Section A or Section B of this Article VI shall be paid by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if such person is ultimately found not to be entitled to indemnification by the Corporation pursuant to this Article VI. Expenses incurred by other employees and agents may be paid in advance upon such terms and conditions that the Board of Directors deems appropriate.

Section G. NONEXCLUSIVITY AND LIMITATIONS. The indemnification and advancement of expenses provided pursuant to this Article VI shall not be deemed exclusive of any other rights to which a person may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office. In all cases not specifically provided for in this Article VI, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (2) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (3) in the case of a director, a circumstance under which liability for unlawful distributions is applicable; (4) willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of a Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; or (5) to the extent that such indemnification or advancement of expenses is expressly prohibited bylaw.

Section H. CONTINUATION OF INDEMNIFICATION RIGHT. Unless expressly otherwise provided when authorized or ratified by this Corporation, indemnification and advancement of expenses as provided for in this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. For purposes of this Article VI, the term “corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have been with respect to such constituent corporation if its separate existence had continued.

Section I. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against the liability under Section A or Section B of this Article VI.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1	Amended and Restated Articles of Incorporation of Tech Data Corporation filed on June 23, 2009 with the Secretary of the State of Florida (incorporated by reference to the Company’s Form 10-Q as filed with the Commission on September 1, 2009, file no. 000-14625).

4.2	By-Laws of Tech Data Corporation as approved on June 10, 2009 (incorporated by reference to the Company’s Form 8-K as filed with the Commission on June 16, 2009, file no. 000-14625).

4.3	2009 Equity Incentive Plan of Tech Data Corporation (incorporated by reference to the Company’s Form 10-Q as filed with the Commission on September 1, 2009, file no. 000-14625).

5.1	Opinion of Counsel regarding the validity of securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Certified Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, state of Florida, on this 2nd day of September, 2009.

TECH DATA CORPORATION

/s/ Joseph B. Trepani
By:	Joseph B. Trepani,
Senior Vice President and Corporate Controller

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jeffery P. Howells and Joseph B. Trepani, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on this 2nd day of September, 2009.

Signature	Title

/s/ Robert M. Dutkowsky
Robert M. Dutkowsky	Chief Executive Officer, Director

/s/ Jeffery P. Howells
Jeffery P. Howells	Executive Vice President and Chief Financial Officer; Director (principal financial officer)

/s/ Joseph B. Trepani
Joseph B. Trepani	Senior Vice President and Corporate Controller (principal accounting officer)

/s/ Steven A. Raymund
Steven A. Raymund	Chairman of the Board of Directors

/s/ Charles E. Adair
Charles E. Adair	Director

/s/ Maximilian Ardelt
Maximilian Ardelt	Director

/s/ Harry J. Harczak, Jr.
Harry J. Harczak, Jr.	Director

/s/ Kathleen Misunas
Kathleen Misunas	Director

/s/ Thomas I. Morgan
Thomas I. Morgan	Director

/s/ David M. Upton
David M. Upton	Director

/s/ John Y. Williams
John Y. Williams	Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Page
4.1	Amended and Restated Articles of Incorporation of Tech Data Corporation filed on June 23, 2009 with the Secretary of the State of Florida	Incorporated by reference to the Company’s Form 10-Q as filed with the Commission on September 1, 2009, file no. 000-14625	—

4.2	By-Laws of Tech Data Corporation as approved on June 10, 2009	Incorporated by reference to the Company’s Form 8-K as filed with the Commission on June 16, 2009, file no. 000-14625	—

4.3	2009 Equity Incentive Plan of Tech Data Corporation	Incorporated by reference to the Company’s Form 10-Q as filed with the Commission on September 1, 2009, file no. 000-14625	—

5.1	Opinion of the counsel regarding the validity of securities being registered	Filed herewith

23.1	Consent of Ernst & Young, LLP Independent Registered Certified Public Accounting Firm	Filed herewith

23.2	Consent of counsel (included in 5.1)	Filed herewith

24	Power of Attorney (included on signature page)	Filed herewith